As filed with the Securities and Exchange Commission on November __, 2003
						Registration No.  333-_____
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                  FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ADA-ES, Inc.
                (Exact name of registrant as specified in its charter)

            Colorado	               			84-1457385
      (State of incorporation)            (IRS Employer Identification No.)

               8100 SouthPark Way, B, Golden, Colorado        80120
           (Address of principal executive offices, including Zip Code)

(Registrant's telephone number, including area code):   (303) 734-1727

                ADA-ES, Inc. 2003 Stock Compensation Plan #1
                            (Full title of plan)

                             Mark H. McKinnies
             8100 SouthPark Way, B, Littleton, Colorado  80120
                                (303) 734-1727
          (Name, address, including zip code and telephone number, including area code, of agent for service of process)


CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
					    Proposed      Proposed
Title of 				    maximum of-   maximum ag-	   Amount of
securities to	Amount to be    fering price  gregate of-    registration
be registered	registered	    per share     fering price   fee
-----------------------------------------------------------------------------
Common Stock, no
par value:
  Issuable upon exercise
  of options     187,310 Shares   $ 2.55 (1)   $ 477,641	    $  43.94
-----------------------------------------------------------------------------
Totals           187,310 Shares		    $ 477,641	    $  43.94
-----------------------------------------------------------------------------

(1) Based on the weighted average exercise price of the options. The resulting fee is calculated pursuant to section (h) of Rule 457 of Regulation C.


PART II

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company (File No. 0-50216) with the Commission are incorporated herein by reference.
	1. The Company's Form 10SB, as amended, filed September 8, 2003("Spin-off Filing"), which includes a description of the Company's Common Stock.
	2. The Company's quarterly reports on Forms 10-QSB for the quarters ended June 30 and September 30, 2003 ("2003 10-QSBs").
	3. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof, which documents shall be deemed to be incorporated by reference into this Registration Statement as a part hereof from the date of filing such documents until a post-effective amendment to this Registration Statement is filed which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold.

Item 4.	DESCRIPTION OF SECURITIES.

	Not Applicable

Item 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

	Not Applicable

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

	Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

	The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

Article 6(b) of the Registrant's Articles of Incorporation provides as follows:

Indemnification. The corporation shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.


Article VI of the Registrant's Bylaws provides as follows:

	INDEMNIFICATION OF CERTAIN PERSONS

	Section 1.	Indemnification.  For purposes of Article VI, a "Proper
Person" means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

	A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements in (ii) of this Section 1. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this section that he conduct himself in good faith.

	No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this Section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

	Section 2.	Right to Indemnification.  The corporation shall indemnify
any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses
(including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

	Section 3.	Effect of Termination of Action.  The termination of any
action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of this Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

	Section 4.	Groups Authorized to Make Indemnification Determination.
Except where there is a right to indemnification as set forth in Sections 1 or 2 of this Article or where indemnification is ordered by a court in
Section 5, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding ("Quorum"). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

	Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that ndemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

	Section 5.	Court-Ordered Indemnification.  Any Proper Person may apply
for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification.  If a court determines that the
Proper Person is entitled to indemnification under Section 2 of this Article, the court shall order indemnification, including the Proper Person's reasonable expenses incurred to obtain court-ordered indemnification.  If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

	Section 6.	Advance of Expenses.  Reasonable expenses (including
attorneys' fees) incurred in defending an action, suit or proceeding as described in Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person's good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person's behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 4 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in
Section 4 of this Article VI.

	Section 7.	Additional Indemnification to Certain Persons Other Than
Directors. In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

	Section 8.	Witness Expenses.  The sections of this Article VI do not
limit the corporation's authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

	Section 9.	Report to Shareholders.  Any indemnification of or advance
of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.


Item 7.  	EXEMPTION FROM REGISTRATION CLAIMED.

	Not Applicable

Item 8. EXHIBITS. (Exhibit 99.1 is incorporated by reference and was filed as an exhibit to the Company's Form 10SB, as amended, filed March 24, 2003)

Exhibit
Number			Description
5.1*    Opinion of Law Office of Reed & Reed, P.C. as to legality of the shares
23.1*	  Consent of Hein + Associates LLP
23.2*	  Consent of Law Office of Reed & Reed, P.C. (contained in Exhibit
         5.1)
99.1	  2002 ADA-ES, Inc. Stock Option Plan
99.2*	  2003 Stock Compensation Plan #1


*  Filed herewith.
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Item 9.  UNDERTAKINGS.

	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for purposes of determining liability under the Securities
Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on November 11, 2003.

						EARTH SCIENCES, INC.


Date:  November 11, 2003		/s/  Michael D. Durham
			      	-----------------------------------------------
						Michael D. Durham
						President and Chief Executive Officer


Date:  November 11, 2003		/s/  Mark H. McKinnies
					-----------------------------------------------
						Mark H. McKinnies
						Principal Financial and	Accounting Officer

	Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date:  November 11, 2003		/s/  Ramon E. Bisque
					-----------------------------------------------
						Ramon E. Bisque, Director

Date:  November 11, 2003		/s/  Duane N. Bloom
					-----------------------------------------------
						Duane N. Bloom, Director

Date:  November 11, 2003		/s/  Michael D. Durham
					-----------------------------------------------
						Michael D. Durham, Director

Date:  November 11, 2003		/s/  Ronald B. Johnson
					-----------------------------------------------
						Ronald B. Johnson, Director

Date:  November 11, 2003		/s/  Robert H. Lowdermilk
					-----------------------------------------------
						Robert H. Lowdermilk, Director

Date:  November 11, 2003		/s/  Mark H. McKinnies
					-----------------------------------------------
						Mark H. McKinnies, Director

Date:  November 11, 2003		/s/  Rollie J. Peterson
					-----------------------------------------------
						Rollie J. Peterson, Director

Date:  November 11, 2003		/s/  Jeffrey C. Smith
					-----------------------------------------------
						Jeffrey C. Smith, Director